April 20, 2016

VIA EMAIL: dave@appliqate.com

David Anderson, CEO

Appliqate Inc

12465 South Fort Street

Draper, UT 84020

Re: Legal Opinion re Securities Covered by the Regulation A Offering Statement of Appliqate Inc

Dear Mr. Anderson:

As counsel to Appliqate Inc (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Offering Statement on Form 1-A. The Offering Statement covers 100,000,000 shares of the Company’s common stock (the “Shares”).

As such counsel, I have examined and relied upon the originals or copies certified (or otherwise identified to my satisfaction), of the Offering Statement, the form of Subscription Agreement and such corporate records, documents, certificates and other agreements and instruments as I have deemed necessary or appropriate to enable me to render the opinions hereinafter expressed.

On the basis of such examination, I am of the opinion that:

1. The Shares have been duly authorized by all necessary corporate action of the Company.

2. When issued and sold by the Company against payment there for pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the use of my firm name in the Offering Statement and I also consent to the filing of this opinion as an exhibit thereto. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission applicable thereto.

Very truly yours,

John J. Brannelly

Attorney

PO BOX 1832 DRAPER UTAH 84020 ■ TEL. 801-871-JACK (5225) ■ FAX 801-365-9731 ■ JACK@BRANNELLYLAW.COM